UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) January 26, 1999


                       CENTURY TELEPHONE ENTERPRISES, INC.

             (Exact name of registrant as specified in its charter)


       Louisiana                    1-7784                     72-0651161
    (State or other            (Commission File              (IRS Employer
    jurisdiction of                 Number)                Identification No.)
    incorporation)

        100 Century Park Drive, Monroe, Louisiana                71203

         (Address of principal executive offices)             (Zip Code)


    Registrant's telephone number, including area code      (318) 388-9500



Item 5.        Other Events.

On January 26, 1999, the Registrant entered into definitive asset purchase agreements with Western Wireless Corporation (the "Buyer") to sell the operations of two companies that own and operate non-wireline cellular systems in the Brownsville-Harlingen Metropolitan Statistical Area ("MSA") and the McAllen-Edinburg-Mission MSA. The Registrant expects to complete these transactions in the second quarter of 1999, subject to the receipt of regulatory approvals, the satisfactory completion of the Buyer's due diligence, and the satisfaction of certain other closing conditions.

According to published sources, approximately 855,500 people reside in the Brownsville and McAllen MSAs. The Registrant, which owns a majority interest in both of the operating companies, controls approximately 625,000 pops (the Registrant's proportionate interest in the population) in these markets.

In exchange for these properties, the Buyer will pay $95 million cash, subject to various closing adjustments. The Registrant's proportionate interest in the $95 million of cash proceeds is approximately $69 million (or approximately $39 million after-tax). Due to the Registrant's non-deductible cost basis in its investment in these markets, the Registrant expects to incur a non-recurring loss of approximately $12 million in the fiscal quarter during which sales are completed.

For additional information, please see the Registrant's press release announcing the transaction, which is filed as Exhibit 99.1 hereto.


                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   CENTURY TELEPHONE ENTERPRISES, INC.

                                   By: /s/ R. Stewart Ewing
                                       -------------------------
                                       R. Stewart Ewing
                                       Senior Vice President and
                                       Chief Financial Officer